Exhibit 99.4

InvestorPresentation Update July 20.2020

Disclaimer:

The material in this presentation is given in summary form and does not purport to be complete. Information in this presentation, including forecast financial information, should not be considered as advice or a recommendation to investors or potential investors in relation to holding, purchasing or selling securities. This presentation may contain forward looking statements and undue reliance should not be placed on these forward looking statements.

Important Information:

In connection with the proposed merger, Majesco will file a consent solicitation statement and other relevant documents concerning the proposed merger with the SEC. The consent solicitation statement and other materials filed with the SEC will contain important information regarding the merger, including, among other things, the recommendation of Majesco's board of directors with respect to the merger. SHAREHOLDERS ARE URGED TO READ THE CONSENT SOLICITATION STATEMENT AND OTHER CONSENT MATERIALS THAT MAJESCO FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. You will be able to obtain the consent solicitation statement, as well as other filings containing information about Majesco, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the consent solicitation statement and other filings made by Majesco with the SEC can also be obtained, free of charge, by directing a request to Majesco, 412 Mount Kemble Ave., Suite 110C, Morristown, NJ 07960, Attention: Corporate Secretary.

Participants in the Solicitation:

Majesco and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of consents from Majesco's shareholders with respect to the proposed merger. Information regarding the executive officers and directors of Majesco and their respective ownership of Majesco common stock is included in the Proxy Statement for Majesco's 2019 Annual Meeting of Stockholders (the "2019 Proxy Statement"), filed with the SEC on July 26, 2019, and in Current Reports on Form 8-K filed with the SEC on September 10, 2019 and on July 13, 2020. To the extent that holdings of Majesco's securities have changed since the amounts printed in the 2019 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the consent solicitation statement and other materials to be filed with SEC in connection with the proposed merger.

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Cautionary Language Concerning Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Majesco's reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under "Item 1A – Risk Factors" in Majesco's Annual Report on Form 10-K, as amended by its Quarterly Reports on Form 10-Q.

Important factors that could cause actual results to differ materially from those described in forward-looking statements contained in this press release include, but are not limited to: the incurrence of unexpected costs, liabilities or delays relating to the merger; the failure to satisfy the conditions to the merger and including regulatory approvals; the failure to obtain approval of the merger by the shareholders of Majesco's parent company Majesco Limited; and

These forward-looking statements should not be relied upon as predictions of future events and Majesco cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Majesco or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Majesco disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law

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AGENDA

1. Transaction Summary
2. Majesco Group Legal Structure
3. Current Market Capitalization
4. Transaction Value
5. Value realization to Majesco Ltd Shareholders
6. Use of Proceeds, Approvals and Timelines

Transaction Summary

Transaction

- Majesco (MJCO), subsidiary of Majesco Limited, has signed a definitive agreement to be acquired by **Thoma Bravo, L.P.**, a leading private equity firm focused on the software and technology-enabled services sectors, in a transaction valuing the company at $594 million. Following the closing of the transaction, Majesco will operate as a privately-held company.
- Under the terms of the agreement, all Majesco shareholders of record will receive $13.10 for each share of MJCO's common stock held by them upon closing of the transaction. The price represents a premium of approximately 74% over MJCO's average closing price during the 30-trading day period ending July 17, 2020.
- MJCO's Board of Directors has unanimously approved the merger and recommends that shareholders approve the merger. MJCO will solicit written consents from its shareholders to approve the Merger Agreement.
- Completion of the merger is not subject to a financing condition, but is subject to the accuracy of the representations and warranties, performance of the covenants and other agreements included in the Merger Agreement, approval of the shareholders of MJCO and Majesco Limited in India and customary closing conditions for a transaction of this type including regulatory approvals in the US and India
- Majesco Ltd. Board has unanimously approved the stake sale at its board meeting held on July 20, 2020.

Rationale

- Transaction unlocks significant value for Shareholders at the Hold Co. Level – Majesco Limited
- The Acquiror is desirous of holding 100% of MJCO and take private in US. Accordingly, merger was the best route available to consummate the proposed transaction under the applicable regulatory framework in the US.

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Majesco Group Legal Structure


Promoters
Public
38.23%
61.77%
Public
MAJESCO LTD (BSE/NSE)
25.93%
74.07%
MAJESCO (MJCO) (NASDAQ)
100.00%
8 Direct & Indirect Subsidiaries

NB : Shareholding shown based on outstanding shares
Majesco Ltd owns 32.11 Mn shares in Majesco (MJCO)

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Current Market Capitalization

Current Market Cap of Majesco (MJCO) USD 331 Mn

Majesco (MJCO) - US- Market Price Data		
	Unit	Value
Close Price on Nasdaq (17-July-2020)	USD	7.64
52 week high / low	USD	10.03 / 4.57
30 day average	USD	7.53
3 month average	USD	6.73
6 month average	USD	6.55
12 month average	USD	7.51

Current Market Cap of Majesco Ltd INR 10,576 Mn

Majesco Ltd (India)- Market Price Data		
	Unit	Value
Close Price on NSE (17-July-2020)	INR	368
52 week high / low	INR	567/168
30 day average	INR	360
3 month average	INR	321
6 month average	INR	329
12 month average	INR	376

Source: NSE, NASDAQ
Based on closing price on 17-Jul-20

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MAJESCO

Transaction Value

Majesco (MJCO) - Transaction Value		
	Unit	**Value**
Transaction price per share	USD	13.1
Fully Diluted Shares	Nos Mn	45.33
Equity Value	USD Mn	593.8
Implied Enterprise value	USD Mn	565.3
P/E (FY 2020)	X	58.4
EV / Adjusted EBITDA (FY2020)*	X	31.4
EV / Revenue (FY 2020)	X	3.9

Price Premiums		
	Unit	**Value**
Transaction price per share	USD	13.1
% Premium to close price (17-July-2020)	%	71.5%
% Premium to 30 days average	%	74.0%
% Premium to 3 month average	%	94.7%
% Premium to 52 week high/low	%	30.6%/186.7%

*Note: The terms EBITDA and Adjusted EBITDA are not defined under U.S. generally accepted accounting principles (U.S. GAAP), and are not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Reconciliation of Adjusted EBITDA to Net Income is provided in the Appendix (slide 30

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MAJESCO

Value Realization to Majesco Ltd Shareholders

Majesco Ltd (India) - Value realisation		
	Unit	**Value**
Nos of Shares held in MJCO	Nos Mn	32.11
Price Offered per share	USD	13.1
Value to Majesco Ltd (Pre-tax)	USD Mn	420.7
Value to Majesco Ltd (Pre-tax)	INR Mn	31549
Current Market Cap (17-July-2020)	INR Mn	10576
Difference to current market cap	INR Mn	20973
% Difference to current market cap	%	198.3%

Majesco Ltd (India) - Value realisation per share		
	Unit	**Value**
Current O/s shares	Nos Mn	28.75
Fully Diluted Equity (incl ESOP/RSU)	Nos Mn	30.32
Value on Proposed MJCO Stake Sale	INR Mn	31549
Value after Capital Gains Tax (assumed)	INR Mn	25555
Cash Balance	INR Mn	262
Total Cash Value	INR Mn	25817
Cash Value per share	INR	852

Source: NSE, NASDAQ
Based on closing price on 17-Jul-20
USD/INR=75
The above nos do not include value for the real estate owned by Majesco Ltd

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MAJESCO

Use of Proceeds, Approvals and Timelines

Use of Proceeds

- The Company intends to distribute entire proceeds from the sale of its stake in Majesco (MJCO) (net of taxes, transaction costs and other expenses to be incurred during the intermediary period), to the Company's shareholders in a tax efficient manner, as expeditiously as possible.
- The distribution to shareholders is anticipated to be in the form of share buyback and / or dividend

Key Approvals

Approval in India

- Shareholder approval
- RBI Approval
- 281-Income Tax NOC

Approval in US

- SEC Clearance
- HSR / Anti Trust
- Shareholder Approval

Timelines

- Expected Transaction Closure Date – on or before end of 2020

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MAJESCO

© 2020 Majesco. Allrights reserved Appendix 11

Reconciliation of Adjusted EBITDA to Net Income

	FY17	FY19	FY20
Net Income	$(0.9)M	$6.7M	$9.7M
Add: Provision for Tax	$0.1M	$3.5M	$4.2M
Add: Depreciation & Amortization	$4.7M	$4.3M	$4.8M
Add: Interest Expenses	$0.6M	$0.5M	$0.4M
Less: Interest Income	$(0.0)M	$(0.1)M	$(0.6)M
Less: Other (Income) / expenses net	$(0.0)M	$(0.4)M	$(1.3)M
EBITDA	$4.5M	$14.5M	$17.2M
Add: Exceptional Items: M&A Costs	$0.0M	$0.4M	$0.7M
Add: Stock Based Compensation	$1.6M	$2.9M	$2.9M
Less: Reversal of accrual for contingent liability	$0.0M	$(0.8)M	$(2.8)M
Adjusted EBITDA	$6.1M	$17.0M	$18.0M

Note: The terms EBITDA and Adjusted EBITDA are not defined under U.S. generally accepted accounting principles (U.S. GAAP), and are not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.

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